David B. Brown Joins MoneyGram
as Senior Vice President, Chief Accounting Officer

DALLAS (January 26, 2012) – MoneyGram International (NYSE:MGI), a leading global money transfer company, announced today that David B. Brown has been named senior vice president and chief accounting officer (CAO).

The CAO position was created to bring together the various accounting and finance functions under one executive for better efficiencies. In this new role, Brown has global responsibilities for accounting, tax and financial planning & analysis.

Prior to joining MoneyGram, Brown was chief financial officer for Dresser, Inc., a GE subsidiary, and led the recent integration of Dresser into various business units of GE’s energy division. He has lived and worked in England, Russia and Brazil for notable companies such as Halliburton, LSG Sky Chefs and the Brink’s Company.

“David is seasoned financial professional whose career includes technical, operational and global experience,” said Jim Shields, MoneyGram executive vice president and chief financial officer. “His hands-on leadership, strong technical background and solid understanding of global financial operations will be valuable for leading this new position.”

Brown earned a B.B.A., Accounting from the University of Texas at Austin and is a certified public accountant in the State of Texas. He sits on the Cubic Energy, Inc. (NYSE:AMEX QBC) board of directors and serves on the compensation committee, as chair of the audit committee and as a financial expert.

About MoneyGram International
MoneyGram International, a leading global money transfer company, enables consumers who are not fully served by traditional financial institutions to meet their financial needs.  MoneyGram offers money transfer services worldwide and bill payment services in the United States and Canada through a global network of more than 256,000 agent locations—including retailers, international post offices and financial institutions—in 192 countries and territories around the world.  To learn more about money transfer or bill payment at an agent location or online, please visit www.MoneyGram.com or connect with us on Facebook.

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Media Contact:
Sean Tuffnell
+1-214-303-9923
media@moneygram.com